                                                  ENGLISH VERSION OF EXHIBIT 6.5

EVERGREEN EMPLOYMENT CONTRACT FOR A SALARIED EXECUTIVE

Between the signatories:

-IRISIO, SARL, a French company with a capital of Euro 13,740 and registered at the Commercial and Company Registry of Evry, # B434 728 283, located 79 Avenue de la Cour de France, 91260 JUVISY SUR ORGE, represented by Mr. Marc ASSELINEAU,
General Manager, with all necessary authority to sign this contract

On the one hand,

-and Mr. Frederic Massiot, social security number 165017503204457, who resides at 7, Boulevard General Leclerc 91470 Limours, of French nationality.

On the other hand

It is agreed as follows:

Article I-Employment.
---------------------
Mr. Massiot declares to be free from any other employment commitment.

Article II-Duration of contract and trial period
------------------------------------------------
The present contract is for an unspecified amount of time from May 2, 2003 at
9AM.

The present contract is final from that date on and is not subject to a trial period

Article III-Responsibilities
----------------------------
Mr. Massiot is hired as "Technical Sales Vice President", subject to the results of the medical examination.

As part of his responsibilities, Mr. Massiot will more particularly be responsible to introduce the company's products to the client base and to book sales, upon instructions from general management

These responsibilities are by nature evolving and are a function of the nature of the job and the needs of the employer, as well as the deepening professional experience of Mr. Massiot.

Article IV-Address of Employment
--------------------------------
Mr. Massiot will perform his duties for the company Irisio at its location in
Pecqueuse (91).

As a result of the job requirements, the company Irisio has the right to ask Mr.
Massiot to travel for business in France and abroad.

Mr. Massiot will be reimbursed to his Travel and Entertainment expenses, according to Article IX below.

Article V-Attendance
--------------------

Given the high level of responsibilities and the initiatives that Mr. Massiot undertakes in the fulfillment of his responsibilities, he cannot be kept to a fixed hourly schedule; he will instead allocate enough time to the fulfillment of his responsibilities.

Mr. Massiot's attendance will be subject to the law regarding working hours, which amount to 151.55 hours per month.

Article VI-Non-competition
--------------------------
Given the nature of his functions that are confidential and where the information gathered as part of his job are important, Mr. Frederic Massiot agrees in case of termination of this contract, not to work for a competing company unless both parties agree to the contrary in writing.

Mr. Frederic Massiot agrees not have a business interest in any company that competed with Irisio, and not to call on clients that could benefit that company.

This limitation on competition is limited in time to 6 months, from the date of effective termination of employment.

Any breach on the part of the employee of this non-compete obligation, will automatically trigger penalties, one for each violation, without the prior necessity to summons Mr. Massiot to cease the competing activity.

As compensation for his non-compete obligation, Mr. Massiot will receive a flat payment of Euro 7,000. This payment will take place when termination of this contract becomes effective.

If the employee does not abide by his obligation of non-compete, the company
Irisio will not be obligated to make that payment to him.

The company Irisio however, will be able to free Mr. Massiot from his obligation of non-compete, and in so doing will be discharged from its obligation to make the compensatory payment.

Article VII-Secrecy
-------------------
Mr. Massiot commits to respect secrecy to the highest level. As a consequence, he commits not to reveal to any unauthorized parties, during the life of this contract and also in the future, for any reason at all any information pertaining to software, know how and any financial information obtained from the company, from suppliers and clients.

This obligation of secrecy is extended to any publication that would utilize such information, unless the company Irisio agrees in writing to the contrary.

All information, research, documentation received by Mr. Massiot and all the work that he has performed while in the employ of the company Irisio will remain the entire property of the latter. Mr. Massiot will have to return to the company all documents upon simple request.

Article VIII-Compensation
-------------------------
As compensation for his work, Mr. Massiot will receive an annual compensation of
Euro 48,000.

Article IX-Expenses
-------------------
Professional expenses of Mr. Massiot will be reimbursed monthly upon presentation of an expense report. He is not automatically entitled to a company car.

Article X-Paid Vacation
-----------------------
Mr. Massiot is entitled to benefit from the paid vacation schedule of the company Irisio, or 2.08 days per months, excluding weekends and holidays for a total of 25 days per year, excluding weekends and holidays.

Article XI-Notice
-----------------
At the end of the trial period, if such period was proven satisfactory, this contract will become final and will be valid for an undetermined length of time.
Each party will have the right to terminate this contract under the conditions of the law if prior notice is given, except in the case of fraud or gross negligence. The prior notice will be of 3 months for dismissal or resignation.

Article X-Other conditions
--------------------------
Mr. Massiot will communicate to the company Irisio without delay any changes in his citizenship, marital status, residence and military status.

This contract is made in two originals, one of which has to be returned to the company Irisio in the shortest time frame.

Written in Paris, May 2, 2003

For Irisio
Marc Asselineau, General Manager

Mr. Frederic Massiot

                                                   FRENCH VERSION OF EXHIBIT 6.5

                          CONTRAT A DUREE INDETERMINEE
                              POUR UN SALARIE CADRE

Entre les soussignes:

IRISIO, societe SARI. au capital de 13.740 (euro) de droit Francais immatriculee au Registre de Commerce et des Societes d'Evry sous Ie numero B 434 728 283, sise 79 Avenue de la Cour de France, 91260 JUVISY SUR ORGE,

representee par Monsieur Marc ASSELINEAU, Gcrant

ayant tous pouvoirs II I'e.fret des presentes

                                                                      D'une part

et Monsieur Frederic MASSIOT, n(degree) de securite sociale 1650175 03204457 demeurant au 7, Rd du General Leclerc 91470 Limours, de nalionalite Francaise

                                                                    D'autre part
Il a ete convenu ce qui suit:

Article 1-Engagement.
---------------------
Monsieur Frederic MASSIOT se declare libre de tout engagement.

Article 2-Duree du contrat-Periode d'essai
------------------------------------------
Le present contrat est conclu pour une duree indeterminee a compter du 2 mai
2003, a 9 heures.

Le contrat de travail devient definitif le 2 mai 2003 a 9 heures. Le present contrat n'est pas assujetti a une l'execution d'une periode d'essai.

Article 3-Fonctions
-------------------

Momieur Frederic MASSIOT est engage en qualitc de << Directeur
Technico-Commercial >> sous reserve des resultats de la visite medicale
d'embauche.

Dans ce cadre, Monsieur Frederic MASSIOT sera plus particulierement charge de representer, aupres de la clientele qui lui sera designee par le Direction et conformemente aux instructions qui lui seront donnees, les produits de la societe IRISIO et de prendre des commandes.

Ces fonctions ont, par nature, un caractere evolutif tenant d'une part aux imperatifs d'adaptation de l'enterprise et a ses besoins, d'autre part aux capacities et a l'approfondissement de la competence de Monsieur Frederic
MASSIOT.

Article 4 -Lieu de travail.
---------------------------

Monsieur Frederic MASSIOT exercera ses fonctions dans la societe IRISIO a
l'etablissement situe a Pecquese (91).

Les fonctions de Monsieur Frederic MASSIOT necessitent de frequents deplacements en France ou a l'etranger, dans ce cadre Monsieur Frederic MASSIO'J' sera rembourse de ses frais professionnels, conformement a l'article 9.

Article 5 . Duree du travail.
-----------------------------
Compte tenu des imperatifs de deplacement et du degre d'initiarive que requiert le poste confie a Monsieur Frederic MASSIOT, eclui.ci n'est pas astreint a un horaire precis, mais devra consacrer le temps necessaire au bon exercise de ses fonctions.

Monsieur Frederic MASSIOT sera soumis a duree legale (ou conventionelle) du travail qui est de: 151,55 heurs /rnois,

Article 6-Clause de non-concurrence
-----------------------------------
Compte tenu de la nature de ses fonctions a caractere confidentiel ou les informations et la connaissance acquise au sein de l'enterprise sont importantes, Monsieur Frederic MASSIOT s'engage en cas de rupture du contrat de travail, a ne pas entrer au service d'une enterprise concurrente, d'un fournisseur ou d'un client de la societe IRISIO sauf accord entre les 2 parties a la cession du contrat de travail.

Monsicur Frederic MASSIOT s'interdit de s'interesser directement ou indirectement a une societe ayant la meme activite qu'IRISIO et a ne pas demarcher la clientele visitee pour le compte de la societe durant l'execution du contrat de travail.

Cette interdiction de concurrence est limitee a 6 mois, cette periode commencant le jour de la cessation definitive du contrat de travail.

Toute violation de la presente clause de non-concurrence rendra automatiquement redevabe d'une penalite, due pour chaque infraction constatee. sans qu'il soil besoin d'une mise en demeure d'avoir a cesser l'activite concurrentielle.

En contreparte de l'obligation de non concurrence prevue ci-dessus, le salarie percevra sauf en cas de licienciement pour l'aute grave ou en cas de demission, une indemnite speciale forfaitaire egale a 7,000 (euro). Ce versement intervenant a la cessation effective du contrat de travail.

En cas de non respect de la clause par le salarie, la societe IRISIO sera pour sa part liberee de son engagement de versement de la contrepartie financiere liee ala clause de non concurrence. La societe IRISIO pourra cependant liberer le salarie de l'interdiction de concurrence et, par la meme se degager du paiement de l'indemnite prevue en contrpartie de cet engagement. Ceci a tout moment au cours de l'execution du contrat, soit a l'occasion de sa cessation sous reserve pour IRISIO de notifier sa decision dans la lettre de licenciement.

Article 7-Clause de Secret
--------------------------
Monsieur Frederic MASSIOT s'engage formellement a respecter le secret professionnel le plus absolu. En consequence, it s'interdit formellement de divulguer a des tiers non autorises, tant pendant l'execution du present contrat qu' apres sa fin pour quelque cause que ce soit, etudes, logiciels de toute nature et notamment financiere obtenues aupres des fournisseurs, des clients ou de l'entreprise elle-meme. Il est de meme pour tous les renseignments dont le salarie autrait pu avoir connaissance au cours de l'execution du present contrat.

Monsieur Frederic MASSIOT s'interdit tant pendant qu'apres la duree du present contrat de publicr sans l'accord ecrit et formet d'lRISIO toute etude basee sur les travaux realises dans I'enterprise ou pour ses clients ou faisant etat de renseignements, resultats etc... obtenus chez les clients ou fournisseurs
d'IRISIO.

Tous les documents confies a Monsieur Frederic MASSIOT ou tous les travaux effectues par lui dans le cadre de ses fonctions resteront la propriete de
l'enterprise. Monsieur Frederic MASSIOT devra les restitucr ainsi que toute copie en sa possession, a la premiere demande ou des la cessation de ses functions

Article 8 - Remuneration
------------------------
En contrepartie de son travail, Monsieur Frederic MASSIOT percevra une remuneration annuelle brute de 48 000,00 (euro) En douze mensualites.

Article 9 - Frais professionels
-------------------------------
Les frais professiollnels de Monsieur Frederic MASSIOT lui seront rembourses chaque mois sur presentation des Justificutifs.

L'usage de voiture personnelle n'est pas autorise, sauf accord exceptionnel de la Direction Generale. Une voiture de fonction a usage professionnel sera attribuee a Monsieur Frederic MASSIOT par la societe IRISIO.

Article 10- Conges payes
------------------------
Monsieur Frederic MASSIOT beneficiera des conges payes institues en faveur des cadres de la societe IRISI0 soit actuellement 2,08% jours ouvr6s par mois, soit
25 jours ouvres par an.La periode de ces conges est determinee par accord entre la direction el Monsieur Frederic MASSIOT compte tenu des necessites du service.

Artie,le 11 - Preavis.
----------------------
Chacune des parties a le droit de mettre fin au present contrat dans les conditions fixees a cet effet par la loi, sous reserve de respecter, sauf eas faute grave ou lourde, un delai de preavis fixe a:

-trois mois pour un licenciement ou une demission.

Article 12 - Conditions d'execution du contrat
----------------------------------------------
Monsieur Frederic MASSIOT s'engage a observer tout les instructions et consignes partieulieres de travail qui lui seront donnees, Il devra egalernent les transmettre a ses subordonnes et sera responsable de leur bonne application.
Monsieur Frederic MASSIOT devra faire connaitre a l"enterprise sans delai toute modification postericure a son engagement qui pourrait intervenir dans son etat civil, sa siluation de famille, son adresse, sa situation militaire.I.e present contrat est etabli en deux exemplaires dont l'un devra etre retourne signe a la societe IRISIO dans les plus brefs delais.

         A Paris le
         Monsieur Frederic MASSIOT                  Pour IRISIO: Marc ASSELINEAU
         Precede de la mention lu et approuve                Gerant